Exhibit 99.(n)

KPMG LLP Suite 800 1225 17th Street Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2026, with respect to the consolidated financial statements of Coatue Innovative Strategies Fund, incorporated herein by reference, and to the reference to our firm under the headings “Summary of Offering Terms - Independent Accountants”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in the prospectus and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP

Denver, Colorado
April 30, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.